Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Twelve Seas Investment Company IV TMT

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and three-fourths of one redeemable warrant(2)	457(a)	23,000,000 units	$10.00	$230,000,000	0.0000927	$21,321.00
N/A	Equity	Shares of Class A common stock, $0.0001 par value, included as part of the units(3)	Other(4)	23,000,000 shares	—	—	—	—
N/A	Equity	Redeemable warrants included as part of the units(3)	Other(4)	17,250,000 warrants	—	—	—	—
Fees Previously Paid	Equity	Shares of Class A common stock, $0.0001 par value, underlying the redeemable warrants(3)(5)	457(a)	17,250,000 shares	$11.50	$198,375,000	0.0000927	$18,389.36
Fees Previously Paid	Equity	Representative shares of Class A common stock, $0.0001 par value(3)	457(a)	915,000 shares	$10.00	$9,150,000	0.0000927	$848.21
	Total Offering Amounts					$437,525,000		$40,558.57
	Total Fees Previously Paid							$40,558.57
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 3,000,000 units, consisting of 3,000,000 shares of Class A common stock, $0.0001 par value, and 2,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.